CONSENT OF INDEPENDENT AUDITORS

Seligman Value Fund Series, Inc. (comprising the Seligman Large-Cap Value Fund and the Seligman Small-Cap Value Fund):

We consent to the use in Post-Effective Amendment No. 15 to Registration Statement No. 333-20621 on Form N-1A of our reports dated February 20, 2004, appearing in the December 31, 2003 Annual Reports to Shareholders, which are incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are parts of such Registration Statement, and to the references to us under the captions "General Information - Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
April 7, 2004